Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 24, 2022, in the Registration Statement (Form S-1) dated June 14, 2022 and related Prospectus of Arcellx, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Tysons, Virginia
June 14, 2022